1N Y S E : V Y X August 6, 2024 Q2 2024 Earnings Report David Wilkinson, CEO Brian Webb-Walsh, CFO

2NYSE :VYX SPIN-OFF INFORMATION. On October 16, 2023, NCR Voyix completed the spin-off of NCR Atleos Corporation (“NCR Atleos”) as an independent, publicly traded company. The historical financial results of NCR Atleos are reflected as discontinued operations in NCR Voyix’s consolidated financial statements for periods prior to the completion of the spin-off. Accordingly, the financial information included in this presentation and the associated remarks has been recast to reflect the treatment of NCR Atleos as discontinued operations. However, certain costs historically allocated to NCR Atleos do not meet the definition of expenses related to discontinued operations for purposes of GAAP requirements regarding the reporting of discontinued operations. These costs have been included in NCR Voyix’s results from continuing operations, even though NCR Voyix is not expected to incur any additional such costs following completion of the spin-off, and primarily include costs of services and selling, general and administrative expenses. As a result, NCR Voyix’s GAAP and non-GAAP combined segment and consolidated results in this presentation and the associated remarks may not be comparable with estimates previously reported. To address this, NCR Voyix has provided Normalized Adjusted EBITDA, which adjusts for these costs. In addition, NCR Voyix was not able to cease all NCR Atleos-related operations in all foreign countries simultaneously with the spin-off. As a result, some of these transfers occurred during the fourth quarter of fiscal 2023 and the first and second quarters of fiscal 2024, with more expected to occur in the future. Each of these transfers from continuing operations will impact NCR Voyix’s segment and consolidated results as we retrospectively recast historical financial information for additional operations that become categorized as discontinued operations. As a result, NCR Voyix’s GAAP and non-GAAP combined segment and consolidated results in this presentation and the associated remarks and in future public disclosures may not be comparable with estimates previously reported. As a result of discontinued operations treatment and post-2023 transfers and planned transfers of NCR Atleos-related operations in foreign countries, NCR Voyix’s GAAP and non-GAAP combined segment results, segment results and consolidated results in this release may not be comparable with estimates previously reported. To provide enhanced comparability of combined segment results and consolidated results between periods, NCR Voyix has provided Normalized Adjusted EBITDA, which adjusts for these items. Notes to Investors

3NYSE :VYX Notes to Investors NON-GAAP MEASURES. While the Company reports its results in accordance with generally accepted accounting principles in the United States, or GAAP, comments made during this presentation and in the associated remarks will include or make reference to certain “non-GAAP” measures, including selected measures such as adjusted EBITDA, adjusted EBITDA margin, net debt, adjusted free cash flow-unrestricted, conversion rate, normalized revenue, normalized adjusted EBITDA, and normalized adjusted EBITDA margin. The Company also reports its net leverage ratio in this presentation, which is calculated based on the Company's normalized adjusted EBITDA and net debt. In addition, our full year 2024 outlook for certain of these non-GAAP measures are presented on a pro forma as adjusted basis to give effect to the divestiture of the Digital Banking Business, ongoing expense reduction actions and the transition of the Company's POS and SCO hardware businesses to an outsourced design and manufacturing model. These pro forma non-GAAP measures include pro forma revenue, pro forma adjusted EBITDA, pro forma adjusted EBITDA margin, pro forma net leverage ratio, pro forma adjusted free cash flow-unrestricted and pro forma conversion rate. These measures are included to provide additional useful information regarding the Company’s financial results and are not a substitute for their comparable GAAP measures. NCR Voyix’s definitions and calculations of these non-GAAP measures may differ from similarly-titled measures reported by other companies and cannot, therefore, be compared with similarly-titled measures of other companies. These non-GAAP measures should not be considered as substitutes for, or superior to, results determined in accordance with GAAP. Explanations of these non-GAAP measures, as well as a statement of usefulness and purpose of each such measure are included in the appendix of this presentation. These presentation materials and the associated remarks made during this presentation are integrally related and are intended to be presented and understood together.

4NYSE :VYX Notes to Investors GUIDANCE AND PRO FORMA INFORMATION. The Company’s full year 2024 outlook reflects the announced strategic actions, including the divestiture of its Digital Banking business (assuming a closing by the end of the fourth quarter, which is subject to customary closing conditions, including regulatory approvals) and other ongoing expense reduction actions. As a result of the divestiture of the Digital Banking business, we expect our Digital Banking segment to be presented as a discontinued operation beginning with the third quarter of fiscal 2024 which results in the removal of Digital Banking results from our outlook and results of operations for the full year and all prior periods. In addition, the Company is providing supplemental full year 2024 outlook on a pro forma basis to give effect to the divestiture of the Digital Banking business and the application of the proceeds from the sale to pay down outstanding indebtedness, the ongoing expense reduction actions and the transition of the Company’s POS and SCO hardware businesses to an outsourced design and manufacturing (ODM) model, as if all such transactions and actions had occurred on January 1, 2024, in order to enhance investors’ ability to evaluate and compare the Company’s operations on a go-forward basis, reflecting the impact of these transactions and actions. With respect to our Adjusted EBITDA outlook for full year 2024 on an actual and pro forma basis and our pro forma outlook for our anticipated target net leverage ratio, our Adjusted EBITDA margin, our adjusted free cash flow-unrestricted and our conversion rate, we do not provide a reconciliation of the respective GAAP measures because we are not able to predict with reasonable certainty the reconciling items that may affect GAAP net income from continuing operations and GAAP cash flow provided by (used in) from operating activities without unreasonable effort. The reconciling items are primarily the future impact of special tax items, capital structure transactions, restructuring, pension mark-to-market transactions, acquisitions or divestitures, or other events. These reconciling items are uncertain, depend on various factors and could significantly impact, either individually or in the aggregate, the GAAP measures. The Company also believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors. Further, the updated FY 2024 performance outlook and supplemental non-GAAP pro forma financial outlook in this presentation is not necessarily indicative of the operating results of the Company were the divestiture of the Digital Banking business and the application of the proceeds from the sale to pay off outstanding indebtedness, the ongoing expense reduction actions and the transition of the Company’s POS and SCO hardware businesses to an ODM model effected as of or before January 1, 2024 or of the operating results of the Company in the future. The supplemental non-GAAP pro forma financial outlook is not pro forma information prepared in accordance with Article 11 of Regulation S-X of the SEC, and the preparation of information in accordance with Article 11 would result in a different presentation. The Company will publish historical pro forma financial information prepared in connection with Article 11 of Regulation S-X of the SEC to give effect to the divestiture of the Digital Banking business in connection with the closing of the transaction.

5NYSE :VYX FORWARD-LOOKING STATEMENTS. This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). Statements can generally be identified as forward-looking because they include words such as “expect,” “target,” “anticipate,” “outlook,” “guidance,” “intend,” “plan,” “confident,” “believe,” “will,” “should,” “would,” “potential,” “positioning,” “proposed,” “planned,” “objective,” “likely,” “could,” “may,” or words of similar meaning. NCR Voyix Corporation (“NCR Voyix” or the “Company”) intends for these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Act. Statements that describe or relate to the Company’s plans, targets, goals, intentions, strategies, prospects, or financial outlook, including modeling considerations, and statements that do not relate to historical or current fact, are examples of forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding: our expectations of the announced strategic actions, including the divestiture of our digital banking business, the transition of our hardware business to an outsourced design and manufacturing model, and additional cost alignment initiatives, the anticipated benefits of such actions (including the achievement of our financial objectives) and the expected time period to realize the benefits of such actions, our anticipated future performance and expected debt pay-down, and statements regarding our pro forma capital structure. Forward-looking statements are subject to assumptions, risks and uncertainties that may cause actual results to differ materially from those contemplated by such forward-looking statements. The factors that could cause the Company’s actual results to differ materially include, among others, the following: challenges with transforming and growing the Company’s business, including the Company’s ability to attract new customers, increase use of the Company’s platform by existing customers and cross-sell additional products and solutions; the Company's ability to compete effectively against new and existing competitors and to continue to introduce competitive new products and solutions on a timely, cost-effective basis; the difficulties and risks associated with developing and selling complex new solutions and enhancements, including those using artificial intelligence; the timing and implementation of the Company’s cost reduction initiatives; the Company's ability to successfully complete and integrate acquisitions or other strategic transactions and to realize the anticipated benefits associated with the same; the failure to achieve some or all of the expected strategic benefits or opportunities expected from the spin-off of NCR Atleos, the Digital Banking Sale, or the transition of the Company’s POS and SCO hardware businesses to an ODM model; the failure to close the Digital Banking Sale; any unforeseen tax liabilities or impacts resulting from the spin-off of NCR Atleos; the impact of cybersecurity incidents on the Company’s business, including the April 2023 ransomware incident, and efforts to prevent or mitigate such incidents and any related impacts on the Company’s operations; efforts to comply with applicable data protection and data privacy laws; domestic and global economic and credit conditions; risks and uncertainties associated with the Company’s payments-related business; disruptions in the Company’s data center hosting and public cloud facilities; retention and attraction of key employees; defects, errors, installation difficulties or development delays; failure of the Company’s third-party suppliers; a major natural disaster or catastrophic event; geopolitical and macroeconomic challenges or events or acts of terrorism; environmental exposures from the Company’s historical manufacturing activities; risks associated with the Company’s indebtedness; the Company’s failure to maintain effective internal control over financial reporting and disclosure controls and procedures and its ability to remediate material weaknesses in its internal control over financial reporting; and other factors identified in “Risk Factors” in the Company’s filings with the U.S. Securities and Exchange Commission, which are available at https://www.sec.gov. You should consider these factors carefully in evaluating forward-looking statements and are cautioned not to place undue reliance on such statements. The Company assumes no obligation to update any forward-looking statements, which speak only as of the date of this presentation. Notes to Investors

Strategic Actions

Digital Banking

- Sale: Veritas Capital to acquire for $2.45 billion purchase price + up to $100 million contingent consideration
- Expected closing by year-end 2024
- $579 million in annual revenue[1]
- ~1,300 U.S. financial institutions
- ~1,600 employees across 7 global offices

Hardware

- ODM agreement with Ennoconn Corp. for POS and SCO hardware[2]
- Leverage Ennoconn's leading hardware design expertise and manufacturing economies of scale
- NCR Voyix to sell hardware to software and services customers as a sales agent; will only recognize the net sales commissions[2]

Cost Alignment

- Initiated a multi-phase cost reductions program
- Eliminated approximately $75 million annualized labor costs[3]
- Identifying an additional $30 million of annualized non-payroll cost reductions in 2H24[4]
- Ongoing cost assessment

1 Based on 2023 financials.
2 Agreement transitions NCR Voyix's hardware business to an outsourced design and manufacturing ("ODM") model. Once the agreement has been implemented, NCR Voyix will continue to sell hardware to its customers as a sales agent and will recognize only the net sales commissions related to hardware sales.
3 As of the end of Q2 2024; includes both operating costs and capitalized costs.
4 To be eliminated from operational and capital costs following the closing of the Digital Banking transaction and the implementation of the ODM hardware model.

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7NYSE :VYX Capitalize on Market Opportunity Platform Conversions and New Customers to Drive Growth Platform Conversions New Customers Go-Forward Strategy Optimize resources & incentive programs Accelerate platform conversion Invest in our Voyix Commerce Platform

Q2 2024 Overview

KEY NORMALIZED QUARTERLY HIGHLIGHTS[1]

Software Revenue[2]

$397M +5%

Services Revenue[2]

$259M (2)%

$145M

16.6%

Adj EBITDA & Margin[3,4]

67K

+34%

Total Platform Sites

Software ARR[5]

$1.3B +6%

Total ARR[5]

$2.2B +5%

1 Comparisons are to Q2 2023.
2 Amounts reflect normalized financial results; growth percentages also exclude the impact of the out-of-periods accounting adjustment in Q2 2024; software growth percentage also excludes the impact of a $14M one-time software true-up payment in Q2 2023. For a definition of non-GAAP metrics and a reconciliation of GAAP to non-GAAP financial metrics, see Appendix.
3 Q2 2024 Reported and Normalized Adjusted EBITDA include the impact of $23 million of spin-related dis-synergies.
4 Q2 2024 Normalized Adjusted EBITDA and Normalized Adjusted EBITDA margin include the impact of $23 million of spin-related dis-synergies.
5 Represents Annual Recurring Revenue. For a definition of Annual Recurring Revenue, see Appendix.

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Restaurants Segment Performance

CUSTOMER UPDATES

Platform Connectivity

New Customer

Multi-year platform contract (ordering, insights, menu management, etc.)

- 90+ sites across Canada
- Opportunity to win franchisee sites

Platform Expansion

Customer Implementation

Multi-year platform contract signed in 3Q23

- Online Ordering - APIs/Platform
- Competitive takeaway
- 2k+ sites in the U.S.

SEGMENT HIGHLIGHTS

	2Q24	Y-o-Y % Δ
Platform Sites	30K	+7%
Payment Sites	7K	+21%
Total Segment ARR	$553M	+4%

- 220+ new customers signed in Q2 2024

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Retail Segment Performance

CUSTOMER UPDATES

Platform Connectivity

New Customer

Multi-year platform contract (Voyix POS, NextGen self-checkout, Edge, etc.)

- 10k+ lanes across ~600+ sites in the U.S.
- Competitive takeaway

Platform Connectivity

Expanded Relationship - Fuel & Convenience Chain

Multi-year platform contract

- 3.4k+ lanes across 1.3k+ sites in Canada
- Existing POS software converting to platform

Expanded Services

Expanded Relationship - Large Global Retailer

- Managed Services, Service Desk, Maintenance
- Performance Reporting for multiple business pillars

SEGMENT HIGHLIGHTS

	2Q24	Y-o-Y % Δ
Platform Sites	37K	+70%
Total Segment ARR	$1,051M	+4%

- 45 new customers signed in Q2 2024

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11NYSE :VYX Digital Banking Segment Performance Cross-sell Success End-to-End solution 2Q24 Y-o-Y % Δ ARPU $28.73 +6% Active Users 19.8M +3% Registered Users 28.9M +4% Segment ARR $566M +9% • 185+ renewals & expanded relationships in 2Q24 • 10 new financial institutions signed in 2Q24 Digital-First Platform Expansion with Existing Customers Success across all product lines: digital-first platform, sales & account opening, and channel services Deployment of Complete Solution Utilizing Digital Banking Platform, Sales and Account Opening & Channel Services New Tier-1 Customer Implementing digital-first platform (D3) to deliver robust, personalized experiences for customers CUSTOMER UPDATES SEGMENT HIGHLIGHTS

12N Y S E : V Y X Financial Overview

Transactions Strengthen Financial Profile

Target leverage expected to be achieved upon closing of digital banking divestiture

Net Leverage Ratio[1]


4.1 x
~2 x
Q2 2024
Proforma

Cash Usage *Primarily debt pay-down and termination of A/R facility*[2]

Cash Flow Conversion Accretion *Lower interest expense and cost initiatives improve pro forma cash conversion to ~40%*[3]

Future Capital Allocation:

- *Investment in platform and offerings*
- *Potential tuck-in acquisitions to enhance platform*
- *Possible stock buybacks to offset dilution and return capital to shareholders*

Digital Banking Divestiture

- Purchase price of $2.45 billion plus up to $100 million of contingent consideration; net proceeds of ~$2 billion
- Implied LTM Free Cash Flow multiple of *20x+*

Hardware ODM Model

- Increased go-forward revenue visibility
- NCR Voyix to focus on higher-margin Software & Services Revenue

Cost Alignment Program

- ~$55 million in operating labor cost savings
- ~$20 million in capitalized labor cost savings

1 Based on 2024 pro forma adjusted EBITDA and debt pay-down; refer to slide 18 for a pro forma view of 2024 outlook.
2 Anticipated debt pay-down to include all outstanding amounts under our term loan, repurchases of certain bonds, and termination of A/R facility.
3 Refer to slide 18 for expected pro forma changes in adjusted EBITDA, adjusted free cash flow unrestricted, net debt and net leverage ratio.

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14NYSE :VYX Q2 2024 Results – Total Company Reported (6)% Y/Y(7)% Y/Y (3)% Y/Y (14)% Y/Y $ in Millions $946 $876 2Q23 2Q24 $679 $656 2Q23 2Q24 $168 $144 2Q23 2Q24 16.4%17.8% $928 $876 2Q23 2Q24 Normalized1 $665 $656 2Q23 2Q24 (1)% Y/Y $183 $145 2Q23 2Q24 16.6% Revenue Reported Normalized1 Software & Services Revenue Adj. EBITDA2 (21)% Y/Y 19.7% 1 Amounts reflect normalized financial results. For a definition of non-GAAP metrics and a reconciliation of GAAP to non-GAAP financial metrics, see Appendix. 2 Q2 2024 reported and normalized adjusted EBITDA include the impact of $23 million of spin-related dis-synergies. 3 Excludes the impact of a $9 million out-of-periods accounting adjustment in Q2 2024 to Software and Services Revenue. Software growth percentages also excludes the impact of a $14M software true-up payment in Q2 2023. (3)% Y/Y $409 $397 2Q23 2Q24 $398 $397 2Q23 2Q24 —% Y/Y Software Revenue (4)% Y/Y $270 $259 2Q23 2Q24 $267 $259 2Q23 2Q24 (3)% Y/Y Services Revenue +5% Y/Y (ex.one-time items)3 Reported Normalized1 Reported Normalized1 Reported Normalized1 +2% Y/Y (ex.one-time items)3 (2)% Y/Y (ex.one-time items)3

15NYSE :VYX Q2 Segment and Corp. & Other Results $ in Millions As Reported Normalized1 Q2 2024 Q2 2023 % Change Q2 2024 Q2 2023 % Change RESTAURANTS Revenue $201 $223 (10)% $201 $220 (9)% Software & Services Revenue $155 $155 —% $155 $155 —% Adj EBITDA $62 $51 22% $62 $51 22% Adj EBITDA Margin (%) 30.8% 22.9% 790 bps 30.8% 23.2% 760 bps RETAIL Revenue $517 $553 (7)% $517 $553 (7)% Software & Services Revenue $343 $358 (4)% $343 $358 (4)% Adj EBITDA $87 $115 (24)% $87 $115 (24)% Adj EBITDA Margin (%) 16.8% 20.8% -400 bps 16.8% 20.8% -400 bps DIGITAL BANKING Revenue $154 $141 9% $154 $141 9% Adj EBITDA $63 $54 17% $63 $54 17% Adj EBITDA Margin (%) 40.9% 38.3% 260 bps 40.9% 38.3% 260 bps CORPORATE & OTHER Revenue $4 $29 n/m $4 $14 n/m Adj EBITDA $(68) $(52) n/m $(67) $(37) n/m $ in Millions 1 Amounts reflect normalized financial results. For a definition of non-GAAP metrics and a reconciliation of GAAP to non-GAAP financial metrics, see Appendix.

16NYSE :VYX Cash and Debt Information Capital Structure 06/30/2024 $ in Millions Total Debt $2,610 Cash Balance  $204 Net Debt1 $2,406 Normalized LTM Adj. EBITDA2 $589 Normalized Net Leverage Ratio2,3 4.1x 2Q24 Cash Flows Provided By (Used In) Operations $62 2Q24 Adjusted Free Cash Flow - Unrestricted (non-GAAP) $(26) 1 Includes $136 million of outstanding debt within Revolving Credit Facility. Revolving credit facility matures in 2028. 2 Amount reflects normalized financial results. Normalized LTM adjusted. EBITDA amount represents results for the last twelve months (LTM). For a definition of non-GAAP metrics and a reconciliation of GAAP to non-GAAP financial metrics, see Appendix. 3 Net leverage ratio calculated as net debt / normalized LTM adjusted EBITDA.

17NYSE :VYX $ in Millions (except Adj. EPS) FY2024 Guidance Initial Transactions/Other1 Updated Software Revenue $2,700 – $2,750 $(630) – $(635) $1,000 – $1,020 Services Revenue $(30) – $(35) $1,040 – $1,060 Hardware Revenue $900 – $950 $(135) – $(170) $765 – $780 Total Revenue $3,600 – $3,700 $(785) – $(840) $2,805 – $2,860 Adj. EBITDA (cont. ops.) $632 – $657 $(277) – $(282) $355 – $375 Adj. EBITDA (%) 17.5% – 17.7% 12.6% – 13.1% Adj. EPS $0.84 – $0.94 Pending the allocation of the net proceeds from the digital banking divestiture. Refer to slide 18 for the pro forma 2024 impact of the strategic actions to adjusted free cash flow unrestricted. Adj. Free Cash Flow - Unrestricted $155 – $185 Adj. Free Cash Flow Conversion  (as % of Adj. EBITDA) 25% – 28% Updated FY2024 Performance Outlook 1 Changes reflect estimates for the Digital Banking business moving to discontinued operations beginning in the third quarter of 2024 and lower overall hardware demand given market dynamics and expected impact from the hardware ODM model announcement.

18NYSE :VYX Pro Forma Impact on FY2024 Guidance (mid-point) Pro Forma 2024 Revenue & Adj. EBITDA Software $1,010 Services2 1,040 Hardware (Commission) 100 Total Pro Forma Revenue $2,150 Pro Forma Adj. EBITDA / Margin % $430 / ~20% Anticipated Net Leverage ~2.0x NCR Voyix Financial Profile - Pro Forma 2024 Outlook1 1 Assumes the mid-point of updated guidance range on slide 17 as the starting point. All pro forma outlook information gives effect to the divestiture of the Digital Banking business and the application of the proceeds from the sale to pay down outstanding indebtedness, the ongoing expense reduction actions and the transition of the Company's hardware business to an ODM model, as if all such transactions and actions had occurred on 1/1/2024. 2 Assumes the mid-point of updated guidance range on slide 17 less the full year impact of the commercial agreements with Atleos, which we have now exited. 3 Reflects the reductions related to the transactions of $80 million and the cost reductions of $35 million. 4 Assumes normal level of transformation and restructuring spend; excludes the impact of elevated transformation and restructuring cash expenses related to the separation, transactions, and strategic cost actions. Pro Forma 2024 Cash Flow Pro Forma Adj. EBITDA $430 Pro Forma Capex3 (135) Pro Forma Cash Interest (55) Pro Forma Cash Taxes and Other4 (70) Pro Forma Adj. Free Cash Flow - Unrestricted $170 Pro Forma Conversion Rate Proforma (Adj. EBITDA to FCF) ~40% Reconciliation of Pro Forma Impacts Pro Forma 2024 Revenue Adjustments Revenue Outlook $2,833 Hardware ODM (672) Commercial agreements (10) Total Pro Forma Revenue $2,150 Pro Forma 2024 Adj. EBITDA Adj. EBITDA $365 Hardware ODM (10) Run-rate savings: Payroll costs 35 A/R Facility 20 Vendor costs 20 Pro Forma Adj. EBITDA $430 $ in Millions $ in Millions

19N Y S E : V Y X Appendix

20NYSE :VYX 1H 2024 Results – Total Company Reported (5)% Y/Y(6)% Y/Y —% Y/Y (7)% Y/Y $ in Millions $1,852 $1,734 1H23 1H24 $1,323 $1,318 1H23 1H24 $286 $265 1H23 1H24 15.3%15.4% $1,817 $1,734 1H23 1H24 Normalized1 $1,294 $1,318 1H23 1H24 2% Y/Y $308 $267 1H23 1H24 15.4% Revenue Reported Normalized1 Software & Services Revenue Adj. EBITDA2 (13)% Y/Y 17.0% 1 Amounts reflect normalized financial results. For a definition of non-GAAP metrics and a reconciliation of GAAP to non-GAAP financial metrics, see Appendix. 2 YTD 2024 reported and normalized adjusted EBITDA include the impact of $45 million of spin-related dis-synergies. —% Y/Y $793 $795 1H23 1H24 $769 $795 1H23 1H24 3% Y/Y Software Revenue (1)% Y/Y $530 $523 1H23 1H24 $525 $523 1H23 1H24 —% Y/Y Services Revenue Reported Normalized1 Reported Normalized1 Reported Normalized1

21NYSE :VYX 1H24 Segment and Corp. & Other Results $ in Millions Reported Normalized1 1H 2024 1H 2023 % Change 1H 2024 1H 2023 % Change RESTAURANTS Revenue $403 $434 (7)% $403 $428 (6)% Software & Services Revenue $311 $308 1% $311 $307 1% Adj EBITDA $117 $95 23% $117 $95 23% Adj EBITDA Margin (%) 29.0% 21.9% 710 bps 29.0% 22.2% 680 bps RETAIL Revenue $1,008 $1,081 (7)% $1,008 $1,081 (7)% Software & Services Revenue $685 $685 —% $685 $685 —% Adj EBITDA $173 $198 (13)% $173 $198 (13)% Adj EBITDA Margin (%) 17.2% 18.3% -110 bps 17.2% 18.3% -110 bps DIGITAL BANKING Revenue $301 $278 8% $301 $278 8% Adj EBITDA $117 $103 14% $117 $103 14% Adj EBITDA Margin (%) 38.9% 37.1% 180 bps 38.9% 37.1% 180 bps CORPORATE & OTHER Revenue $22 $59 n/m $22 $30 n/m Adj EBITDA $(142) $(110) n/m $(140) $(88) n/m $ in Millions 1 Amounts reflect normalized financial results. For a definition of non-GAAP metrics and a reconciliation of GAAP to non-GAAP financial metrics, see Appendix.

22NYSE :VYX While NCR Voyix reports its results in accordance with generally accepted accounting principles (GAAP) in the United States, comments made during this conference call and in these materials will include non-GAAP measures. These measures are included to provide additional useful information regarding NCR Voyix’s financial results and are not a substitute for their comparable GAAP measures. Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) NCR Voyix determines Adjusted EBITDA for a given period based on its GAAP net income from continuing operations plus interest expense, net; plus income tax expense (benefit); plus pension mark-to-market adjustments; plus depreciation and amortization; plus stock-based compensation expense; and other special items, including amortization of acquisition-related intangibles, separation-related costs, cyber ransomware incident recovery costs (net of insurance recoveries), fraudulent ACH disbursements costs, and transformation and restructuring charges (which includes integration, severance and other exit and disposal costs), among others. Separation-related costs include costs incurred as a result of the spin-off. Professional and other fees to effect the spin-off including separation management, organizational design, and legal fees have been classified within discontinued operations through October 16, 2023, the separation date. The historical financial information and any forecasted financial information included in this presentation were determined based on the Retail, Restaurants, and Digital Banking segment results including an estimate of corporate costs, perimeter adjustments as well as the impact from commercial agreements between NCR Voyix and NCR Atleos. The actual historical results may differ from the periods presented based on the GAAP requirements for reporting discontinued operations. NCR Voyix uses Adjusted EBITDA to evaluate and measure the ongoing performance of its business segments. NCR Voyix also uses Adjusted EBITDA to manage and determine the effectiveness of its business managers and as a basis for incentive compensation. NCR Voyix believes that Adjusted EBITDA provides useful information to investors because it is an indicator of the strength and performance of the Company’s ongoing business operations, including its ability to fund discretionary spending such as capital expenditures, strategic acquisitions, and other investments, and excludes certain items whose fluctuation from period to period do not necessarily correspond to changes in the operations of our business segments. In addition, we believe Adjusted EBITDA is useful to investors because it and similar measures are commonly used by industry analysts, investors, and lenders to assess the financial performance of companies in our industry. Adjusted EBITDA margin is calculated based on Adjusted EBITDA as a percentage of total revenue. Normalized measures generally The Company presents certain Normalized figures, including Normalized Revenue and Normalized Adjusted EBITDA on both a segment and consolidated basis, in this presentation. Normalized figures for a given period are calculated by adjusting for estimated amounts historically allocated to NCR Atleos that do not meet the definition of amounts related to discontinued operations for purposes of GAAP requirements regarding the reporting of discontinued operations. Normalized measures also remove revenue and costs associated with the transfer or pending transfer of NCR Atleos-related operations in all foreign countries that have not occurred by December 31, 2023 and adjust for all divestitures that occurred in prior periods that are not treated as discontinued operations under GAAP. The Company uses these Normalized figures to estimate the performance of the continuing business following the spin-off. The Company believes that Normalized figures provide useful information to investors because it is an indicator of the strength and performance of the Company’s ongoing business operations following the spin-off and allow for more easy comparisons period over period. Non-GAAP Measures

23NYSE :VYX Adjusted Free Cash Flow-Unrestricted and Conversion Rate: NCR Voyix management uses the non-GAAP measures called “adjusted free cash flow- unrestricted” and "conversion rate" to assess the financial performance of the Company. We define adjusted free cash flow as net cash provided by (used in) operating activities less capital expenditures for property, plant and equipment, less additions to capitalized software, plus/minus net reductions or reinvestments in the trade receivables facility due to fluctuations in the outstanding balance of receivables sold, restricted cash settlement activity, NCR Atleos settlement activity, net cash provided by (used in) environmental discontinued operations plus acquisition-related items, and plus pension contributions and settlements. NCR Atleos settlement activity relates to changes in amounts owed to and amounts due from NCR Atleos for activity related to items governed by the separation and distribution agreement. Activity from the commercial and transition services agreements are not included in this adjustment. We define conversion rate as adjusted free cash flow-unrestricted divided by Adjusted EBITDA. We believe adjusted free cash flow-unrestricted and conversion rate information is useful for investors because it relates the operating cash flows from the Company’s continuing and discontinued operations to the capital that is spent to continue and improve business operations and the Company's ability to convert Adjusted EBITDA into free cash flow. In particular, free cash flow indicates the amount of cash available after capital expenditures for, among other things, investments in the Company’s existing businesses, strategic acquisitions, and repayment of debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures, since there may be other non-discretionary expenditures that are not deducted from the measure. Free cash flow and conversion rate do not have uniform definitions under GAAP, and therefore the Company’s definitions may differ from other companies’ definitions of these measures. These non-GAAP measures should not be considered a substitute for, or superior to, cash flows from operating activities under GAAP. Net Debt and Net Leverage Ratio: NCR Voyix management uses non-GAAP measures called "net debt" and "net leverage ratio" to assess the financial performance of the Company. We define net debt as total debt minus cash and cash equivalents. NCR Voyix's management considers net debt to be an important measure of liquidity and an indicator of our ability to meet ongoing obligations. Net leverage ratio is calculated as net debt divided by last-twelve-months Adjusted EBITDA. NCR Voyix's management considers net leverage ratio to be an important indicator of the Company’s indebtedness in relation to its operating performance. The Company’s definition of net debt and net leverage ratio may differ from other companies’ definitions of each measure, and each measure should not be considered a substitute for, or superior to, comparable GAAP metrics. Normalized revenue excluding one-time items NCR Voyix management uses a non-GAAP measure of normalized revenue (including normalized software & services revenue, normalized software revenue, and normalized services revenue) excluding one-time items, including the impact of a $10 million out-of-period adjustment in Q2 2024 and $14 million true-up payment in Q2 2023. The Company uses these measures to better assess the core top-line operating performance of the Company over time and allow for more easy comparisons period over period. Non-GAAP Measures

24NYSE :VYX Non-GAAP Reconciliations: The Company’s definitions and calculations of these non-GAAP measures may differ from similarly-titled measures reported by other companies and cannot, therefore, be compared with similarly-titled measures of other companies. These non-GAAP measures should not be considered as substitutes for, or superior to, results determined in accordance with GAAP. With respect to our outlook for Adjusted EBITDA, Adjusted EBITDA margin and Adjusted free cash flow-unrestricted for 2024 Performance Outlook, we are not providing a reconciliation to GAAP net income or Cash flows from Operating Activities because we are not able to predict with reasonable certainty the reconciling items that may affect the GAAP net income from continuing operations or Cash flows from Operating Activities without unreasonable effort. The reconciling items are primarily the future impact of special tax items, capital structure transactions, restructuring, pension mark-to-market transactions, acquisitions and divestitures, or other events. These reconciling items are uncertain, depend on various factors and could significantly impact, either individually or in the aggregate, GAAP net income. USE OF CERTAIN TERMS. As used in these materials: The term “recurring revenue” includes all revenue streams from contracts where there is a predictable revenue pattern that will occur at regular intervals with a relatively high degree of certainty. This includes hardware and software maintenance revenue, cloud revenue, payment processing revenue, interchange and network revenue, and certain professional services arrangements, as well as term-based software license arrangements that include customer termination rights. The term “annual recurring revenue” or “ARR” is recurring revenue, excluding software licenses (SWL) sold as a subscription, for the last three months times four. In addition, plus the rolling four quarters of term-based SWL arrangements that include customer termination rights. The term "Software ARR" includes recurring software license revenue, software maintenance revenue, SaaS revenue, standalone hosted contract revenue, professional services recurring revenue and payments revenue. The term “Software & Services Revenue” includes all software, services and payments revenue and excludes hardware revenue. The term “ARPU” means average recurring revenue per active user (digital banking).  The term “platform sites” includes all sites for which we bill for use of our Commerce platform. The term “payment sites” includes all sites which utilizes NCR Voyix’s payment processing capabilities. Non-GAAP Measures

25NYSE :VYX Reconciliation of GAAP to Non-GAAP Financials Normalized Revenue Normalized Software & Services Revenue: Normalized for comparisons for all divestitures and (ii) delayed transfers to NCR Atleos $ in millions Q2 2024 Q2 2023 YTD Q2 2024 YTD Q2 2023 Reported Revenue $876 $946 $1,734 $1,852 Less: Divestitures1 — (14) — (29) Less: NCR Atleos delayed country transfers — (4) — (6) Normalized Revenue $876 $928 $1,734 $1,817 $ in millions Q2 2024 Q2 2023 YTD Q2 2024 YTD Q2 2023 Reported Software & Services Revenue $656 $679 $1,318 $1,323 Less: Divestitures1 — (11) — (24) Less: NCR Atleos delayed country transfers — (3) — (5) Normalized Software & Services Revenue $656 $665 $1,318 $1,294 1 Divestiture amounts represent the impact of the non-core payments and Austria-based hardware divestitures.

Reconciliation of GAAP to Non-GAAP Financials

Normalized Software & Services Revenue: Normalized for comparisons for all divestitures and (ii) delayed transfers to NCR Atleos

$ in millions	Q2 2024	Q2 2023
Reported Software & Services Revenue	**$656**	**$679**
Less: Divestitures[1]	—	(11)
Less: NCR Atleos delayed country transfers	—	(3)
Normalized Software & Services Revenue	**$656**	**$665**
One-time items[2]	9	(14)
Normalized Software & Services Revenue, excluding one-time items	**$665**	**$651**

$ in millions	Q2 2024	Q2 2023
Reported Software Revenue	**$397**	**$409**
Less: Divestitures[1]	—	(11)
Less: NCR Atleos delayed country transfers	—	—
Normalized Software Revenue	**$397**	**$398**
One-time items[2]	6	(14)
Normalized Software Revenue, excluding one-time items	**$403**	**$384**

$ in millions	Q2 2024	Q2 2023
Reported Services Revenue	**$259**	**$270**
Less: Divestitures[1]	—	—
Less: NCR Atleos delayed country transfers	—	(3)
Reported and Normalized Software Revenue	**$259**	**$267**
One-time adjustments[2]	3	—
Normalized Software Revenue, excluding one-time items	**$262**	**$267**

1 Divestiture amounts represent the impact of the non-core payments and Austria-based hardware divestitures.
2 Excludes the impact of a $9 million out-of-periods accounting adjustment in Q2 2024 and the impact of a $14M software true-up payment in Q2 2023.

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27NYSE :VYX Reconciliation of GAAP to Non-GAAP Financials $ in millions Q2 2024 Q2 2023 YTD Q2 2024 YTD Q2 2023 Retail Adjusted EBITDA (As Reported) $ 87 $ 115 $ 173 $ 198 Restaurants Adjusted EBITDA (As Reported) $ 62 $ 51 $ 117 $ 95 Digital Banking Adjusted EBITDA (As Reported) $ 63 $ 54 $ 117 $ 103 Other Adjusted EBITDA (As Reported) (68) (52) (142) (110) Divestitures1 — (6) — (13) NCR Atleos delayed country transfers 1 (2) 2 (3) Estimated costs historically allocated to NCR Atleos — 23 — 38 Other Normalized Adjusted EBITDA $ (67) $ (37) $ (140) $ (88) NCR Voyix Normalized Adjusted EBITDA $ 145 $ 183 $ 267 $ 308 Segment Adjusted EBITDA Segment Normalized Adjusted EBITDA 1 Divestiture amounts represent the impact of the non-core payments and Austria-based hardware divestitures.

28NYSE :VYX Reconciliation of GAAP to Non-GAAP Financials Total Debt $ 2,610 Cash Balance 204 Net Debt $ 2,406 LTM Normalized Adjusted EBITDA $ 589 Normalized Net Leverage Ratio 4.1x Net Debt Net Leverage Ratio

29NYSE :VYX Reconciliation of GAAP to Non-GAAP Financials Adjusted Free Cash Flow-Unrestricted $ in millions Q2 2024 YTD Q2 2024 Net cash provided by (used in) operating activities (GAAP) $62 $27 Expenditures for property, plant and equipment (13) (21) Additions to capitalized software (51) (104) Restricted cash settlement activity 2 3 NCR Atleos settlement activity (31) (5) Pension contributions 2 5 Change in trade receivables facility — — Net cash provided by (used in) environmental discontinued operations 3 3 Adjusted free cash flow-unrestricted (non-GAAP) ($26) ($92)

Reconciliation of GAAP to Non-GAAP Financials

Adjusted EBITDA

Normalized Adjusted EBITDA

$ in millions	Q2 2024	Q2 2023	LTM Q2 2024[2]	YTD Q2 2024	YTD Q2 2023	FY2023
Net Income (Loss) from Continuing Operations Attributable to NCR Voyix (GAAP)	**$ (74)**	**$ (51)**	**$ (593)**	**$ (113)**	**$ (123)**	**$ (603)**
Depreciation and amortization (excluding acquisition-related amortization of intangibles)	70	61	268	136	120	252
Acquisition-related amortization of intangibles	15	18	65	29	35	71
Interest expense	41	91	200	80	174	294
Interest income	(1)	(3)	(10)	(3)	(6)	(13)
Acquisition-related costs	—	1	—	—	1	1
Income tax expense (benefit)	24	7	199	10	12	201
Stock-based compensation expense	14	25	127	27	50	150
Pension mark-to-market adjustments	—	—	7	—	—	7
Loss on debt extinguishment	—	—	46	—	—	46
Transformation and restructuring costs	51	3	112	79	6	39
Separation costs	3	6	99	8	8	99
Loss (gain) on disposal of businesses	(7)	(4)	5	(14)	(7)	12
Foreign currency devaluation	—	—	15	15	—	—
Fraudulent ACH disbursements	(1)	3	16	(2)	5	23
Cyber ransomware incident recovery costs	(4)	11	2	(4)	11	17
Strategic initiatives	13	—	17	17	—	—
Adjusted EBITDA (Non-GAAP)	**$ 144**	**$ 168**	**$ 575**	**$ 265**	**$ 286**	**$ 596**
Divestitures[1]	—	(6)	(6)	—	(13)	(19)
NCR Atleos delayed country transfers	1	(2)	(13)	2	(3)	(18)
Estimated costs historically allocated to NCR Atleos	—	23	33	—	38	71
Normalized Adjusted EBITDA (Non-GAAP)	**$ 145**	**$ 183**	**$ 589**	**$ 267**	**$ 308**	**$ 630**

1 Divestiture amounts represent the impact of the non-core payments and Austria-based hardware divestitures.
2 The financial information for the last-twelve-months ended Q2 2024 has been derived by adding the YTD Q2 2024 financial information to the financial information for the 2023 fiscal year, and subtracting the YTD Q2 2023 financial information.

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31NYSE :VYX Reconciliation of GAAP to Non-GAAP Financials: Q2 2024 $ in millions Q2 2024 Q2 2023 YTD Q2 2024 YTD Q2 2023 Adjusted EBITDA (Non-GAAP) $ 144 $ 168 $ 265 $ 286 Revenue (GAAP) $ 876 $ 946 $ 1,734 $ 1,852 Adjusted EBITDA Margin 16.4% 17.8% 15.3% 15.4 % Normalized Adjusted EBITDA (Non-GAAP) $ 145 $ 183 $ 267 $ 308 Normalized Revenue (Non-GAAP) $ 876 $ 928 $ 1,734 $ 1,817 Normalized Adjusted EBITDA Margin (Non-GAAP) 16.6% 19.7% 15.4% 17.0 % Adjusted EBITDA Margin

Reconciliation of GAAP to Non-GAAP Financials: Q2 2024

$ in millions (except EPS)		Q2 2024	Q2 2024 Non-GAAP	YTD Q2 2024	YTD Q2 2024 Non-GAAP
Income (loss) from continuing operations attributable to NCR Voyix common stockholders					
Income (loss) from continuing operations (attributable to NCR Voyix)	$	(74) $	14 $	(113) $	36
Dividends on convertible preferred shares		(4)	—	(8)	—
Income (loss) from continuing operations attributable to NCR Voyix common stockholders	**$**	**(78) $**	**14 $**	**(121) $**	**36**
Weighted average outstanding shares:					
Weighted average diluted shares outstanding		145.0	147.2	144.3	147.1
Weighted as-if converted preferred shares		—	15.9	—	15.9
Total shares used in diluted earnings per share		**145.0**	**163.1**	**144.3**	**163.0**
Diluted earnings per share from continuing operations[(1)]	**$**	**(0.54) $**	**0.09 $**	**(0.84) $**	**0.22**

1 GAAP EPS is determined using the most dilutive measure, either including the impact of the dividends or deemed dividends on NCR Voyix's Series A Convertible Preferred Shares in the calculation of net income or loss available to common stockholders or including the impact of the conversion of such preferred stock into common stock in the calculation of the weighted average diluted shares outstanding. Non-GAAP EPS is always determined using the as-if converted preferred shares and shares that would be issued for stock compensation awards. Therefore, GAAP diluted EPS and non-GAAP diluted EPS may be calculated using different methods, and may not mathematically reconcile.

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